EXHIBIT 21.1

Exhibit 21.1 List of Subsidiaries

Subsidiaries of The Healing Company Inc.:

•	NOEO, GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), 100% controlled
•	NOEO, Inc., a Nevada Corporation, 100% controlled
•	HLCO Borrower LLC, a Delaware limited liability company, 100% controlled

Subsidiaries of HLCO Borrower LLC:

•	Your Super HLCO LLC, a Delaware limited liability company, 100% controlled
•	Chopra HLCO LLC, a Delaware limited liability company, 100% controlled

Subsidiaries of Your Super HLCO LLC:

•	Your Superfoods BV, a Dutch private limited company (besloten vennootschap), 100% controlled

Subsidiaries of Your Superfoods BV:

•	Your Superfoods Inc, a Delaware Corporation, 100% controlled
•	Your Superfoods GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), 100% controlled